UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2014

TPG Specialty Lending, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-36364	27-3380000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Commerce Street, Suite 3300 Fort Worth, TX		76102
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (817) 871-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On October 17, 2014, TPG Specialty Lending, Inc. (the “Company”) entered into a third amendment to the Company’s second amended and restated senior secured revolving credit facility, dated February 27, 2014 (as amended, the “Revolving Credit Facility”), (a) decreasing the applicable margin with respect to (i) any loan bearing interest at a rate determined by reference to the Alternate Base Rate from 1.25% to 1.00% and (ii) any loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate from 2.25% to 2.00%, (b) decreasing the aggregate commitments under the Revolving Credit Facility from $781.3 million to $766.3 million, (c) extending the stated maturity date from February 26, 2019 to October 17, 2019 and (d) increasing the sublimit applicable to letters of credit from $20 million to $100 million. The Revolving Credit Facility continues to include the accordion feature, which would allow the Company, under certain circumstances, to increase the size of the Revolving Credit Facility to a maximum of $956.3 million.

On October 23, 2014, the Company entered into an agreement with a financial institution pursuant to which the institution agreed to provide commitments through the accordion feature in such Revolving Credit Facility, increasing the aggregate commitments under the Revolving Credit Facility from $766.3 million to $776.3 million.

The foregoing description is only a summary of certain of the provisions of the Revolving Credit Facility and is qualified in its entirety by the underlying agreement, which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Item 2.03 – Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPG SPECIALTY LENDING, INC. (Registrant)

Date: October 23, 2014	By:	/s/ Alan Kirshenbaum
Alan Kirshenbaum
Chief Financial Officer